                                                                   EXHIBIT 99.11

                                                              [Preliminary Copy]

                FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND
                             118 Baltimore Street
                          Cumberland, Maryland  21502

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                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                           To Be Held on May 8, 1997

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TO THE SHAREHOLDERS:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of First Financial Corporation of Western Maryland (the "Corporation") will be held on Thursday, May 8, 1997 at 10:00 a.m., local time, at the Cumberland Country Club, 10200 Country Club Road, Cumberland, Maryland, for the purpose of considering and acting upon the following:

     1. Approval of the Agreement and Plan of Merger, dated as of November 26, 1996, between the Corporation and Keystone Financial, Inc., a Pennsylvania corporation ("Keystone"), which provides for the merger of the Corporation into Keystone and the conversion of each outstanding share of the Corporation's Common Stock into either 1.29 shares of Keystone Common Stock or an equivalent amount in cash, as elected by each shareholder in the manner and subject to the limitations described in the accompanying Joint Proxy Statement/Prospectus;

     2. Such other matters as may properly come before the Special Meeting or any adjournments thereof.

     Only shareholders of record at the close of business on March 14, 1997 are entitled to notice of and to vote at the Special Meeting.

     ALL SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING. If you attend the Special Meeting you may, if you wish, withdraw your proxy and vote your shares in person.

                                       By Order of the Board of Directors



                                       Patrick J. Coyne
                                       Chairman, President and
                                       Chief Executive Officer

March       , 1997